Exhibit 99.3

TRIAD HOSPITALS, INC.

offer for all outstanding

7% Senior Subordinated Notes due 2013

in exchange for

7% Senior Subordinated Notes due 2013

which have been registered under the Securities Act of 1933

To Our Clients:

Enclosed for your consideration are the Prospectus, dated             , 2004 (the “Prospectus”), and the related Letter of Transmittal (the “Letter of Transmittal”) in connection with the exchange offer (the “Exchange Offer”) by Triad Hospitals, Inc., a company incorporated under the laws of Delaware (the “Company”), to exchange its registered 7% Senior Subordinated Notes due 2013 (the “Exchange Notes”) for any and all of the outstanding 7% Senior Subordinated Notes due 2013 (the “Old Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

We are the registered holders of Old Notes held for your account. An exchange of the Old Notes can be made only by us as the registered holders and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to exchange the Old Notes held by us for your account. The Exchange Offer provides a procedure for holders to tender by means of guaranteed delivery.

We request information as to whether you wish us to exchange any or all of the Old Notes held by us for your account upon the terms and subject to the conditions of the Exchange Offer.

Your attention is directed to the following:

1.  The Exchange Notes will be issued in exchange for the Old Notes at the rate of $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes. Interest on the Exchange Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or, if no interest has been paid, from the original date of issuance of the Old Notes. Interest on the Exchange Notes is payable semi-annually on each May 15 and November 15, commencing on May 15, 2004. The Exchange Notes will bear interest (as do the Old Notes) at a rate equal to 7% per annum. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except (i) that the offering of the Exchange Notes has been registered under the Securities Act of 1933, as amended (the “Securities Act”), (ii) that the Exchange Notes will not be subject to transfer restrictions under the Securities Act and (iii) for certain provisions relating to the payment of additional interest in connection with a Registration Default as described in the Prospectus under “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

2.  Based on existing interpretations by the staff of the Securities and Exchange Commission, as described in several no-action letters to other issuers in similar exchange offers, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act or a “broker” or “dealer” registered under the Securities Exchange Act of 1934, as amended) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If such holder is a broker-dealer that acquired Old Notes as a result of market-making or trading activities, the holder must deliver the Prospectus in connection with any resale of such Exchange Notes. See the discussion in the Prospectus under “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

3.  The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered.

4.  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the conditions described in the Prospectus under “The Exchange Offer—Conditions to the Exchange offer” exist.

5.  The Exchange Offer will expire at 5:00 p.m., New York City time on              , 2004, unless extended (such time and date, “Expiration Date”). Tendered Old Notes may be withdrawn at any time prior to the Expiration Date.

6.  Any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in the Prospectus under “The Exchange Offer—Solicitation of Tenders; Fees and Expenses” and in Instruction 9 of the Letter of Transmittal.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, detaching and returning to us the instruction form attached hereto. An envelope to return your instructions is enclosed. If you authorize a tender of your Old Notes, the entire principal amount of Old Notes held for your account will be tendered unless otherwise specified on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, (i) holders of the Old Notes in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction or would otherwise not be in compliance with any provision of any applicable security law and (ii) holders of Old Notes who are affiliates of the Company.

TRIAD HOSPITALS, INC.

INSTRUCTIONS REGARDING THE EXCHANGE OFFER

WITH RESPECT TO THE

7% Senior Subordinated Notes due 2013

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF YOUR LETTER AND THE ENCLOSED DOCUMENTS REFERRED TO THEREIN RELATING TO THE EXCHANGE OFFER OF THE ISSUER WITH RESPECT TO THE OLD NOTES.

THIS WILL INSTRUCT YOU WHETHER TO TENDER THE PRINCIPAL AMOUNT OF OLD NOTES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED PURSUANT TO THE TERMS OF AND CONDITIONS SET FORTH IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.

☐	Please tender the Old Notes held by you for my account, as indicated below.

☐	Please do not tender any Old Notes held by you for my account.

Date , 2004

Signature(s)*

Principal Amount of Old Notes to be Tendered:

$
(must be the principal amount of $1,000 or an
integral multiple thereof)

Please Print Name

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

My Account Number With You

*	UNLESS OTHERWISE INDICATED, SIGNATURE(S) HEREON BY BENEFICIAL OWNERS(S) SHALL CONSTITUTE AN INSTRUCTION TO THE NOMINEE TO TENDER ALL OLD NOTES OF SUCH BENEFICIAL OWNER(S).